Land Use Agreement

Transferor: Jinxin Village, Songbei Township, Daowai District, Harbin City
Transferee: Harbin Humankind Biology Technology Co. Limited

Based on the principles of equality, voluntariness, compensating and good faith, the transferor and the transferee entered into this agreement.

Article I
Transferor tansfers to transferee the land located in Jinxing Industrial Park (See the layout). The land size is 32,000 square meters. Refer to Land Boundary Drawing for the boundary and the boundary site coordinates.

Article II
The land under this agreement is used for development and construction.

Article III
Transferor agrees to transfer the land to Transferee before June 7th, 2004, when the water, electric and road around the land are availale to use.

Article IV
The duration of the land use right under this agreement is Fifty years since the signing date of this agreement.

Article V
The total purchase price for the Land is RMB 5,248,000 (RMB 164 per square meter).

Article VI
Transferee shall pay RMB 2,000,000 to Transferor as initial payment within ten days after signing of this agreement.

Article VII
Within ten days after signing of this agreement, both transferor and transferee shall conduct on-site measurement on boundary posts based on coordinates marked in Land Boundary Drawing. Transferee shall protect boundary posts and is forbidened to change the boundary posts. When boundary posts are damaged or moved away, Transferee shall immediately send written notice to Transferor and apply measurement to recover boundary posts.

Article VIII
Transferee shall pay the remainer of the total purchase price when transferee applies the land registration.

Article IX
Transferor is under obligation to assist Transferee in applying land registration and obtain Land Use Certificate and land use right. Transferee shall afford the expense related to application of Land Use Certificate.

Article X
This agreement is executed in three copies with the same legal effect, with two pages in each copy. Transferor and Transferee hold one copy each. The original copies of this agreement are in Chinese. The amount in this agreement shall be in both traditional Chinese characters and numerals. The traditional Chinese characters shall be in line with numerals. If there is any difference about the amount, both parties shall take traditional Chinese characters as the acurate amount.

As for the matteres not covered in this agreement, both Transferor and Transferee shall stipulate in the additional document as the attachment to this agreement. The attachment has the same legal effect with this agreement.

Transferor: Jinxin Village, Songbei Township, Daowai District, Harbin City (Seal)
Legal representative: /s/Yongli Gao

Transferee: Harbin Humankind Biology Technology Co. Limited（Seal）
Legal representative: /s/Xin Sun

June 7th, 2004